UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 16, 2014

Date of Report (Date of earliest event reported)

iHookup Social, Inc.

f/k/a Titan Iron Ore Corp.

(Exact name of registrant as specified in its charter)

Nevada	000-52917	98-0546715
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

125 E. Campbell Ave., Campbell, California 95008

(Address of principal executive offices) (Zip Code)

(855) 473-7473

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As of July 11, 2014, and with a closing date of July 16, 2014, the Company entered into a Convertible Note Purchase Agreement with Eastmore Capital LLC (“Eastmore”), pursuant to which the Company sold to Eastmore an $80,000 face value 12% Convertible Note (the “Eastmore Note”) with a maturity date of July 10, 2015 (the “Eastmore Maturity Date”). Interest accrues daily on the outstanding principal amount of the Eastmore Note at a rate per annum equal to 12% on the basis of a 365-day year. The principal amount of the Eastmore Note and interest is payable on the Eastmore Maturity Date. The Eastmore Note is convertible into common stock, subject to Rule 144, at any time after the issue date, at the lower of (i) the closing sale price of the common stock on the on the trading day immediately preceding the closing date, and (ii) 50% of the lowest sale price for the common stock during the ten (10) consecutive trading days immediately preceding the conversion date. If the shares are not delivered to Eastmore within three business days of the Company’s receipt of the conversion notice, the Company will pay Eastmore a penalty of $1,000 per day for each day that the the Company fails to deliver such common stock through willful acts designed to hinder the delivery of common stock to Eastmore. Eastmore does not have the right to convert the note, to the extent that it would beneficially own in excess of 4.9% of our outstanding common stock. The Company shall have the right, exercisable on not less than five (5) trading days prior written notice to Eastmore, to prepay the outstanding balance on this note for $120,000 plus any and all accrued and unpaid interest on the unpaid principal amount. In the event of default, the amount of principal and interest not paid when due bear default interest at the rate of 24% per annum and the Eastmore Note becomes immediately due and payable. In connection with the Eastmore Note, the Company paid Eastmore $2,500 for its legal fees and expenses and paid third party brokers a $10,000 fee.

Item 3.02 Unregistered Sales of Equity Securities.

See the disclosure under Item 1.01 of this current report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IHOOKUP SOCIAL, INC.

Date: July 22, 2014

By:

/s/ Robert Rositano

Robert Rositano

CEO